EXHIBIT 31.7
Noble Corporation, a Cayman Islands company
I, Richard B. Barker, certify that:
1.I have reviewed this Amendment No. 1 to the annual report on Form 10-K of Noble Corporation; and
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ Richard B. Barker	April 16, 2021
Richard B. Barker	Date
Senior Vice President and Chief Financial Officer (Principal Financial Officer) of Noble Corporation, a Cayman Islands company